INVESTOR CERTIFICATE

For purposes of inducing Innovative Software Technologies, Inc., a California corporation (the “Company”), to issue to the undersigned on the date hereof a Convertible Promissory Note Due April 15, 2007 (the “Note”) and a Warrant to purchase shares of the Company’s common stock, par value $0.001 per share (the “Warrant”), the undersigned (the “Investor”) hereby certifies to the Company as follows:

a. Business and Financial Experience. Investor is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”). Investor has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of the purchase of the Note and the Warrant. Investor was not solicited to purchase the Note and Warrant by any means of general solicitation.

b. Information. Investor and his or her advisors, if any, have been furnished with all materials relating to the business, finances, and operations of the Company which have been requested by Investor and all materials relating to the offer and sale of the Note and Warrant which have been requested by Investor. Investor and his or her advisors, if any, have been afforded the opportunity to ask questions of the Company. In determining whether to enter into this Agreement and purchase the Note and Warrant, Investor has relied solely on the written information supplied by Company employees, and Investor has not received nor relied upon any oral representation or warranty relating to the Company, the Note, the Warrant, or any of the transactions or relationships contemplated thereby. Investor understands that his purchase of the Note and Warrant involves a high degree of risk. Investor has sought such accounting, legal and tax advice as he or she has considered necessary to make an informed investment decision with respect to his acquisition of the Note and Warrant.

c.  Investment Intent; Blue Sky. Investor is acquiring the Note and Warrant for investment for Investor’s own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. Investor understands that the issuance of the Note and Warrant has not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the Investor’s investment intent and the accuracy of the Investor’s certifications as expressed herein. The address listed in the Note for Investor is the Investor’s true and correct state of domicile, upon which the Company may rely for the purpose of complying with applicable “Blue Sky” laws.

d.  Rule 144; No Public Market. Investor acknowledges that the Warrant Shares must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available. Investor understands that no public market now exists for any of the securities issued by the Company and that the Company has made no assurances that a public market will ever exist for the Company’s securities. Investor understands that the transfer of the Note and Warrant is restricted by applicable state and federal securities laws.

INVESTOR
Signature:______________________________
Printed Name:____________________________
Company:_______________________________
Date:___________________________________